UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2005 (December 29, 2005)

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)

(303) 565-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On December 29, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Teton Energy Corporation (the “Company”) granted the following awards to the following individuals for exceptional performance in 2005:

Individual	Award	Vesting
James J. Woodcock, Chairman	120,000 Restricted Shares	The shares will vest in equal amounts over a three-year period beginning on January 1, 2006, provided that he remains on the Board of or providing services for the Company in each of the three years.

Karl F. Arleth President	50,000 Restricted Shares
The shares will vest over a three-year period beginning on January 1, 2006 as follows: 16,667 shares on December 31, 2006; 16,667 shares on December 31, 2007; 16,666 shares on December 31, 2008, provided that he remains in the Company’s employ.

In addition, the Compensation Committee issued 25,000 restricted shares to Mr. William White, a director, who joined the Company’s Board on September 22, 2005. The shares will vest over a three-year period beginning on January 1, 2006 as follows: 8,334 shares on December 31, 2006, 8,334 shares on December 31, 2007, and 8,332 shares on December 31, 2008, provided he remains affiliated with the Company during the each of the vesting periods.

Separately, the Compensation Committee reserved 2,000,000 Performance Share Units, which will be awarded to participants under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”), during the 1st Quarter of 2006, in respect of 1, 2, and 3-year objectives to be determined early in 2006.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: December 30, 2005	TETON ENERGY CORPORATION

	By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President